Exhibit 32

CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the quarter ended September 29, 2018 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date:	November 7, 2018	/s/ Blake W. Krueger
Blake W. Krueger
Chairman, Chief Executive Officer and President

/s/ Michael D. Stornant
Michael D. Stornant
Senior Vice President, Chief Financial Officer and Treasurer